Z Trim Holdings Reports Restatement of Previously Issued Financial Statements; Amends Bylaws
Thursday November 1, 2007

MUNDELEIN, Ill., November 1, 2007 / PRNewswire/ -- Z Trim Holdings, Inc. (Amex: ZTM), reported today that it has filed a Current Report on Form 8-K with the Securities Exchange Commission (“SEC”) disclosing that it will restate certain financial statements following a determination by Z Trim that those financial statements should no longer be relied upon.  Specifically, the Company determined that its financial statements for the quarters ended March 31, 2007 and June 30, 2007 should no longer be relied upon because of accounting errors in those financial statements relating to specific equity transactions.

Steve Cohen, Z Trim’s President, stated, “Restating these financial statements is a positive step toward correcting our current deficiencies with the American Stock Exchange and fulfilling our commitment to our shareholders to improve company performance.”

Background of Restatement.
On November 22, 2004, the Company entered into a two-year engagement with David Shemesh and Mordechai Tobian for investor relations services in consideration of 2,250,000 shares of restricted common stock of the Company (the "Shemesh/Tobian Shares") and a warrant to purchase 275,000 shares of restricted common stock at $.80 per share through November 21, 2007.  Based on a closing price of the Company's common stock of $.79 on November 22, 2004, the Company recorded paid-in-capital of $1,777,500 as of that date and began to recognize investor relation expenses on a quarterly basis over the life of the two-year contract.

On August 24, 2005, the Company took the position that Shemesh and Tobian had failed to perform as agreed and the Company rescinded the contract. Simultaneously, the Company placed a stop order on the Shemesh/Tobian Shares. Through that date, the Company had recognized $765,324.75 of expense relating to the contract. Accordingly, at September 30, 2005 the Company wrote off the remaining $1,012,175.25 against paid-in-capital.

Shemesh and Tobian disputed the Company's basis for rescinding the contract and because they were referred to the Company by Farhad Zaghi, the Company's purported rescission became an issue in the Company's ongoing litigation with Zaghi and his affiliates. In order to eliminate one of the issues of contention between the parties and facilitate further settlement negotiations with Zaghi, on March 9, 2007, the Company released the stop order on the Shemesh/Tobian Shares and allowed the shares to be traded.  Because the Company previously had recorded a write-off against paid-in-capital associated with the Shemesh/Tobian Shares, upon lifting the stop order the Company should have re-expensed the Shemesh/Tobian Shares.

Expected Impact of the Restatement.
The Company will recognize an expense to investor relations of $1,012,175.25 as of March 9, 2007 and will restate its financial statements for the quarters ended March 31, 2007 and June 30, 2007 accordingly. As a result of this additional expense, the Company will realize an additional loss of $0.02 per share for the quarter ended March 31 (for a total loss per share of $0.04 for that period) and an additional loss of $0.02 per share for the six months ended June 30 (for a total loss per share of $0.08 for that period). The Company intends to amend its Quarterly Reports on Form 10-Q for the applicable periods prior to filing its third quarter 10-Q on or prior to November 19, 2007.

Additional Restatements Possible.
On August 23, 2007, the Company announced it was conducting an audit of certain accounting and financial reporting practices in connection with the Company’s receipt of a deficiency letter from the American Stock Exchange.  That audit is not complete and the Company does not anticipate that it will be complete until November 5, 2007.  The results of that audit may lead the Company to conclude that additional financial statement restatements are necessary or appropriate.

Bylaw Amendment.
Z Trim also announced today that its board of directors has adopted an amendment to Z Trim’s Bylaws to include a procedure for nomination of candidates to the board of directors.  Z Trim’s previous bylaws provided simply that board nominations would be made by a majority of the independent directors.  The amended and restated bylaw provision provides for a more comprehensive process for nomination of directors, director qualification requirements, and the manner and time period in which shareholder nominations must be made.  Because Z Trim’s annual meeting of shareholders will be much later than usual this year, the revised bylaw provision requires shareholders desiring to recommend candidates for nomination to the board to do so no later than 20 days prior to the date of the meeting.  Z Trim expects to announce shortly the date for the 2007 annual meeting of shareholders.  The full language of the amendment has been filed as an exhibit to Z Trim’s 8-K filed with the SEC and will also be included in Z Trim’s amended proxy statement for the annual meeting.

ABOUT Z TRIM®

Z Trim, www.ztrim.com, is a natural functional food ingredient made from the hulls of grain. Z Trim lowers calories from fats by up to 80% in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," or "expects," and other statements which are not historical facts contained in this release are forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. Particularly, but without limitation, the above statements regarding the expected impact of the restatements and the expected timing of our filings constitute forward−looking statements that are based on our current expectations. The final amounts and the detailed presentation of the restatements will be included in our upcoming filings after we have completed our work on the restatements, our independent auditors have completed their review of the restatements, and the Audit Committee has completed its final review of the restatements. There can be no assurance that this information will not change, possibly materially, before we file the restated financial statements. Because these forward−looking statements involve risks and uncertainties, there are important factors that could cause our actual results, as well as our expectations regarding materiality or significance, to differ materially from those in the forward−looking statements. These factors include the risk that the preparation of our restated financial statements or other subsequent events may require us to make additional adjustments. Furthermore, as noted above, there can be no assurance that additional issues or matters will not arise from the Amex investigation or the related audit, which is ongoing. For a discussion of a variety of risk factors affecting our business and prospects, see “Risk Factors” in our Annual Report on Form 10−KSB for the year ended December 31, 2006 and our subsequent filings with the Securities and Exchange Commission.

Contact:                            Steve Cohen
Voice:              847-549-6002
Email:              stevec@ztrim.com